Exhibit 99

News Release

NEWS RELEASE

For Immediate Release

Contact:	Peter Tosches (901) 597-8449 (o); (901) 692-2220 (m)
Peter.Tosches@servicemaster.com

ServiceMaster Names Alan Haughie as Chief Financial Officer

Auto industry executive brings broad, global experience

Memphis, Tenn. — Aug. 29, 2013 — The ServiceMaster Company, one of the world’s largest residential service networks, announced today that Alan Haughie will join the company as senior vice president of finance and chief financial officer, effective Sept. 16. He will report to ServiceMaster Chief Executive Officer Robert Gillette.

Haughie joins Memphis-based ServiceMaster from Federal-Mogul, a diversified $6.7 billion global supplier of aftermarket products for automotive, light commercial, heavy-duty and off-highway vehicles, as well as power generation, aerospace, marine, rail and industrial equipment.

“One of my top priorities since arriving at ServiceMaster has been filling key positions on my executive team with talented leaders who are passionate about what they do and want to win,” said Gillette. “Alan’s background is an excellent fit for us. He brings a combination of strong leadership and integrity, financial expertise and strategic planning experience — skills that will be critical as we move forward on our path toward delivering more consistent, dependable performance.”

Haughie’s career with Federal-Mogul included more than five years as vice president, controller and chief accounting officer for the company’s global operations, as well as various financial planning, analysis and management positions in the company’s European aftermarket business, based in Manchester, U.K. He joined Federal-Mogul in 1994 after working in a number of audit roles with Ernst & Young L.L.P. in the United Kingdom. Alan is a chartered accountant and earned his bachelor’s degree in mathematics at University of Manchester (U.K.).

David Martin, who has been serving as ServiceMaster’s interim CFO since November, will assist Haughie during the transition while the company identifies other significant executive opportunities for him within the company.

“David did an outstanding job for us as interim CFO,” said Gillette, “and we’re extremely fortunate to have someone with his considerable experience and familiarity with all of our businesses on our finance leadership team.”

Martin has held a number of executive roles within the ServiceMaster finance team since joining the company in 2005 as vice president and CFO of the company’s Terminix subsidiary. He also previously served as ServiceMaster’s senior vice president, controller and chief accounting officer.

About ServiceMaster

With a global network of more than 7,300 company-owned, franchised and licensed locations, Memphis-based ServiceMaster is one of the world’s largest residential service networks. The company’s high-profile brands are Terminix, TruGreen, American Home Shield, ServiceMaster Clean, Merry Maids, Furniture Medic and AmeriSpec. Through approximately 21,000 corporate associates and a franchise network that independently employs over 31,000 additional people, the ServiceMaster family of brands provided services and products to approximately 8 million customers during the last 12 months. Our market-leading brands provide a range of residential and commercial services including termite and pest control; lawn, tree and shrub care; home warranties and preventative maintenance contracts; furniture repair; home inspections; home cleaning; janitorial services; and disaster restoration. Go to www.servicemaster.com for more information about ServiceMaster or follow us at twitter.com/ServiceMaster or facebook.com/TheServiceMasterCo.

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